Exhibit 10.33
AMENDED AND RESTATED PROMISSORY NOTE

$578,848.22	Date: May 7, 2008
     FOR VALUE RECEIVED, Mitchell J. Kelly (the “Maker”) hereby promises to pay to the order of Novavax, Inc. (the “Company”) the principal sum of Five Hundred Thousand Eight Hundred Forty Eight Dollars and Twenty Two Cents ($578,848.22), payable as provided below, upon the terms hereinafter set forth.
Interest
     Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to 8.0% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid in full.
Payments
     Subject to earlier payments, including Prepayments, payments hereunder will be made by the Maker to the Company in quarterly installments of principal and interest at the rate of 8.0% per annum on the unpaid balance, as set forth in Exhibit A hereto (the “Quarterly Payments”). Maker has reserved the right at any time to make payments before they are due without penalty or premium. Any payment made by Maker before it is due, other then the application of proceeds from a Sale as described below, for any reason is known as a Prepayment. Whenever the Collateral (as hereinafter defined) is delivered in payment of all or any portion of the outstanding principal or accrued interest due hereunder, such Collateral shall be valued at the price at which the Sale is effected.
     Pursuant to an Amended and Restated Pledge Agreement between Maker and the Company of even date herewith (the “Pledge Agreement”), to secure the prompt payment when due of all of the obligations of Maker hereunder, Maker hereby pledged, assigned, hypothecated, transferred, and delivered to the Company a lien on and security interest in Ninety-Five Thousand (95,000) shares of common stock of the Company owned by Maker (the “Collateral”). At any time during the relevant periods set forth on Exhibit B that the trading price of the Company’s common stock, as reported on NASDAQ Global Market, is at or exceeds the corresponding Sale Price set forth on Exhibit B, or as directed by Maker in accordance with the terms of the Pledge Agreement, and the program for the Sale of Collateral by the Agent is not otherwise suspended as per the terms of Section 2. (d) of the Pledge Agreement, the Agent (as defined in the Pledge Agreement) shall sell all of the Collateral (a “Sale). The Agent shall apply all proceeds from the Sale(s) first to the outstanding amount due under this Note and then return any excess amount, if any, to Maker. The proceeds of any Sale shall not be used to offset or otherwise reduce a Quarterly Payment, except to the extent that the proceeds of the Sale(s) are sufficient to pay the Note in full and satisfy the Obligations.
     Absent an Event of Default, the outstanding principal balance and accrued interest shall be paid in full on June 30, 2009 (the “Maturity Date”).
Events of Default
     Maker shall be in default hereunder upon the occurrence of any of the following events (each, an “Event of Default”):
     (a) The nonpayment of principal or interest under this Note on the date the same shall become due and payable, whether at maturity, on a Quarterly Payment due date, by acceleration or otherwise, and such amount has not been fully paid within fifteen (15) days after such payment was due;
     (b) Maker files a petition under any provision of the Bankruptcy Code;
     (c) Maker is adjudged bankrupt or makes any general assignment for the benefit of its creditors; or
     (d) The commencement of a case under or any action by Maker or any guarantor under any insolvency, readjustment of debt, dissolution or liquidation law, statute or proceeding, or the commencement of such action against Maker or any guarantor or for any of its property, provided that such case is not dismissed within ninety (90) days after it is commenced.
     Maker shall notify Company in writing within five (5) days of the occurrence of an Event of Default.
Acceleration
     Whenever there is an Event of Default, the entire unpaid amount of this Note shall be immediately due and payable and the Company may exercise all of its rights and remedies set forth in the Pledge Agreement.
Costs
     If an event of default occurs hereunder, Maker agrees to pay, upon demand, reasonable attorneys’ fees and costs incurred by the Company with respect to the collection of amounts due hereunder.
Amendment and Restatement
     This Note amends and restates, and is in substitution for, that certain Note in the principal amount of $447,600 payable to the order of the Company and dated March 21, 2002 (the “Existing Note”). However, without duplication, this Note shall in no way extinguish, cancel or satisfy Borrower’s unconditional obligation to repay all indebtedness evidenced by the Existing Note or constitute a novation of the Existing Note. Nothing herein is intended to extinguish, cancel or impair the lien priority or effect of any security agreement, pledge agreement or mortgage with respect to Maker’s obligations hereunder and under any other document relating hereto.
Miscellaneous
     All payments under this Note shall be made at 9920 Belward Campus Drive, Rockville, Maryland 20850, in lawful currency of the United States, and without setoff, withholding or counterclaim.
     The Maker hereby waives presentment, demand, protest and notice of dishonor.
     This Note shall be governed as to validity, interpretation, construction and in all other respects by the laws of the State of Maryland.
     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first above written.

By:	/s/ Mitchell J. Kelly
Mitchell J. Kelly

Exhibit A
Quarterly Payments

Payment Date	Amount of Payment

June 30, 2008	$50,000
September 30, 2008	$25,000
December 31, 2009	$25,000
March 31, 2009	$25,000
June 30, 2009	$25,000

Exhibit B

Period	Sale Price Per Share

4/1/2008 to 6/30/2008	$6.22
7/1/2008 to 9/30/2008	$5.81
10/1/2008 to 12/31/2008	$5.67
1/1/2009 to 3/31/2009	$5.52
4/1/2009 to 6/30/2009	$5.36